EXHIBIT 21.1

List Of Subsidiaries And Associated Companies Of
Asia Payment Systems, Inc.

Name Of Companies Subsidiaries of Asia Payment Systems, Inc.	Country of Incorporation	Effective % Holding
Asia Payment Systems (HK) Ltd	Hong Kong, SAR, China	100
Asia Payment Systems (China) Co. Ltd.	Shanghai, China	100
Asia Payment Systems Pte. Ltd.	Singapore	100
Asia Payments, Inc.	Delaware, USA	100
Welway Developments Ltd.	Hong Kong, SAR, China	100
Cardtrend Systems Sdn. Bhd.	Kuala Lumpur, Malaysia	100
Interpay International Group Ltd.	British Virgin Islands	100

Subsidiaries & Associated Companies of
Interpay International Group Ltd.
Interpay International Franchising Ltd.	British Virgin Islands	100
Intterpay International Associates Ltd.	British Virgin Islands	100
Interpay International Resources Ltd.	British Virgin Islands	100

Associated Companies of Interpay
International Resources Ltd.
Synergy Cards Sdn. Bhd.	Kuala Lumpur, Malaysia	20
iSynergy Sdn. Bhd.	Kuala Lumpur, Malaysia	20

Subsidiaries Of iSynergy Sdn. Bhd.
RewardStreet.Com Sdn. Bhd.	Kuala Lumpur, Malaysia	20
Cosmocourt.com sdn. Bhd.	Kuala Lumpur, Malaysia	20
Datakey Sdn. Bhd.	Kuala Lumpur, Malaysia	20
Interpay Asia Sdn. Bhd.	Kuala Lumpur, Malaysia	100
Interpay International M-Commerce Pte. Ltd.	Singapore	100
Interpay International Airtime Pte. Ltd.	Singapore	100

Subsidiaries Of Interpay International
Airtime Pte. Ltd.
Etop Services (Malaysia) Sdn. Bhd.	Kuala Lumpur, Malaysia	60
Payment Business Solutions Sdn. Bhd.	Kuala Lumpur, Malaysia	100